Exhibit 10.3

Reimbursement and Indemnification Arrangement

On July 28, 2005, the Board of Directors of the Comstock Homebuilding Companies, Inc. (the “Company”) agreed to reimburse any and all loss of funds that may be incurred by Christopher Clemente, the Chairman and Chief Executive Officer of the Company and Gregory Benson, a director, President and Chief Operating Officer of the Company, in connection with one of the Company’s active projects that commenced operations before the Company’s initial public offering in December 2004.  As part of the condition for the extension of an acquisition and development loan by the project lender, both Messrs. Clemente and Benson had to personally guaranty the indebtedness.  The Board of Directors resolved that as the guaranties were made in the best interest of the Company and since the guaranties enabled the project to commence operations, the Company should reimburse Messrs. Clemente and Benson for any and all funds paid by them in connection with these guaranties.  Furthermore, the Company will also indemnify Messrs. Clemente and Benson against any and all expenses, to the fullest extent permitted by law, if either of them become a party or are threatened to be made a party to any legal proceeding relating to these guaranties.